Exhibit 10.4
LOOPNET, INC.
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT (NONSTATUTORY)
     THIS STOCK OPTION AGREEMENT (the “Agreement”) dated <GRANT DATE> (“Grant Date”) between LoopNet, Inc., a Delaware corporation (the “Company”), and <EMPLOYEE NAME> (“Optionee”), is entered into as follows:
WITNESSETH:
     WHEREAS, the Company has established the 2006 Equity Incentive Plan (the “Plan”); and
     WHEREAS, the Compensation Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that Optionee shall be granted an option under the Plan as hereinafter set forth;
     The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee an option (this “Option”) to purchase <SHARES> shares of its $0.001 par value Common Stock (the “Shares”) upon the terms and conditions set forth in this Agreement.
1. Plan Award. This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.
2. Exercise Price. The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be <PRICE> per Share.
3. Vesting and Exercise of Option. Subject to Optionee’s not experiencing a Termination of Employment during the following vesting period, Optionee shall vest in and earn the right to exercise this Option on the following schedule: _________. [Include any acceleration events applicable to Option, under Plan or under other policy or arrangement.]
4. Expiration. This Option will expire seven (7) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 3 above and subject to earlier termination upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before <EXPIRE DATE> (the “Expiration Date”). If this Option expires on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend. Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option’s expiration.
5. Exercise Mechanics. This Option may be exercised by delivering to the [Stock Plan Administrator] at the Company’s head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved. The notice must be accompanied by the payment of the full Option exercise price of such Shares.

Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment of the exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Section 8 below. Payment of the Option exercise price may be in cash (including check or wire transfer), through an approved cashless-brokered exercise program, with shares of the Company’s Common Stock (subject to the Company’s discretion to withhold approval for such payment method at any time) or a combination thereof to the extent permissible under Applicable Law; provided, however, that any permitted method of payment shall be in strict compliance with all procedural rules established by the Committee.
6. Termination of Employment. All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee’s Termination of Employment except as set forth in this Section 6. The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee’s Termination of Employment shall terminate and expire effective immediately upon such date. With respect to the vested and exercisable portion of the Option, and subject to the final sentence of this Section 6:
     (i) In the event of Termination of Employment other than as a result of Optionee’s death or disability, Optionee shall have 60 days to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment; provided that if during any part of such 60 day period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of 60 days after the date of Termination of Employment; provided further that if during any part of such 60 day period, the Shares issued upon exercise of the Option may not be sold because Optionee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Insider Trading Compliance Program, the Option shall not expire until Optionee shall have had an aggregate of 60 days after the date of Termination of Employment during which Optionee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy; and provided further that notwithstanding the foregoing, in no event may this Option be exercised more than one year after the date of Termination of Employment; and
     (ii) In the event of Termination of Employment as a result of Optionee’s death or disability (including a Total and Permanent Disability), Optionee shall have one (1) year to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment.
[Include any other special termination provisions, e.g., termination of vested shares upon termination for Cause or competitive acts; post-termination exercise period applicable to Change of Control, etc.]
Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 4 above.

7. Transferability. This Option generally is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime; provided however that this Option may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.
8. Tax Matters. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items. Prior to the exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under Applicable Laws, the Company may (but shall not be obligated to): (1) sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. In addition, Optionee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of Shares that cannot be satisfied by the means previously described, and if Optionee does not otherwise so pay the Company or the Employer, then the Company or the Employer may withhold amounts from Optionee’s cash compensation to satisfy such withholding obligation. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items (including if Optionee’s cash compensation is not sufficient to satisfy such obligations). Although Optionee is being provided in the Plan prospectus a description of certain tax consequences of transactions related to the Option, Optionee remains responsible for all such tax consequences and the Company shall not be deemed to provide any individual tax advice with respect thereto.

9. Optionee Acknowledgements. By accepting the grant of this Option, Optionee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement Optionee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company
•	Optionee’s participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate Optionee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law
•	Optionee agrees that
this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee’s employment contract, if any. This Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law
•	In the event that Optionee is not an employee of the Company, this Option grant will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company
•	Optionee acknowledges that the future value of the underlying Shares is unknown, may increase or decrease in the future, and cannot be predicted with certainty. In consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from Optionee’s Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws).

10. Data Transfer. Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee’s country. Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. Optionee understands that refusing or withdrawing consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Stock Plan Administrator at the Company.

11. Copies of Plan Materials. Optionee acknowledges that Optionee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the investors section of the Company’s website at http://www.loopnet.com. Optionee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Stock Plan Administrator.
12. Entire Agreement; Plan Controls. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this Agreement are contained in the Plan.

Accepted by Optionee:	LOOPNET, INC.

[Optionee Name]	By:

Name:

Title:
RETAIN THIS AGREEMENT FOR YOUR RECORDS

LOOPNET, INC.
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated ‹GRANT DATE› between LoopNet, Inc., a Delaware corporation (“Company”), and ‹EMPNO›‹NAME› (the “Employee”), is entered into as follows:
     WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and
     WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company and to assure his or her continued commitment to the success of the Company, the Compensation Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that the Employee shall be granted stock units representing hypothetical shares of the Company’s common stock (“Stock Units”), with each Stock Unit equal in value to one share of the Company’s common stock (the “Stock”), subject to the restrictions stated below and in accordance with the terms and conditions of the LoopNet, Inc. 2006 Equity Incentive Plan (the “Plan”), a copy of which can be obtained by written or telephonic request to the Stock Plan Administrator.
     THEREFORE, the parties agree as follows:
1. Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to the Employee Stock Units covering ‹SHARES› shares of Stock (the “Shares”).
2. Vesting Schedule. Subject to Employee’s not experiencing a Termination of Employment during the following vesting period, the interest of the Employee in the Stock Units shall vest as follows: ‹INSERT VESTING PROVISION HERE›. Therefore, provided the Employee has not experienced a Termination of Employment prior to the close of business on the ‹INSERT FULL VESTING DATE HERE›, the interest of the Employee in the Stock Units shall become fully vested on that date.
3. Benefit Upon Vesting. Upon the vesting of the Stock Units, the Employee shall be entitled to receive, as soon as administratively practicable, a number of Shares equal to:
(a) the number of Stock Units that have vested multiplied by the fair market value (as defined in the Plan) of a share of Stock on the date on which such Stock Units vest, and
(b) a dividend equivalent payment determined by
     (1) multiplying the number of vested Stock Units by the dividend per share of Stock on each dividend payment date between the date here of and the vesting date to determine the dividend equivalent amount for each dividend payment date;

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     (2) dividing the amount determined in (1) above by the fair market value of a share of Stock on the date of such dividend payment to determine the number of additional Stock Units to be credited to the Employee; and
     (3) multiplying the number of additional Stock Units determined in (2) above by the fair market value of a share of Stock on the vesting date to determine the aggregate amount of dividend equivalent payments for such vested Stock Units;
provided, however, that if any aggregated dividend equivalent payments in paragraph (b)(3) above or otherwise results in a payment of a fractional Share, such fractional share shall be rounded down to the nearest whole Share.
4. Restrictions.
(a) Except as otherwise provided for in this Agreement, the Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock Units become vested in accordance with Section 2 and the Shares are issued under Section 3. The period of time between the date hereof and the date the Stock Units become fully vested is referred to herein as the “Restriction Period.”
(b) Except as otherwise provided for in this Agreement, if the Employee’s employment with the Company is terminated at any time for any reason (including as a result of the Employee’s death or disability (including a Total and Permanent Disability) prior to the lapse of the Restriction Period, or the Employee otherwise experiences a Termination of Employment during the Restriction Period, all Stock Units granted hereunder that have not vested by such termination date and that are held by the Employee as of such date shall be forfeited by, and no further rights shall accrue to, the Employee.
5. No Stockholder Rights. Stock Units represent hypothetical shares of Stock. During the Restriction Period, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders.
6. Taxes.
(a) The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock Units hereunder. In the event that the Company or the Employer (as defined below) is required to withhold taxes as a result of the grant or vesting of Stock Units, or subsequent sale of Stock acquired pursuant to such Stock Units, or due upon receipt of dividend equivalent payments, the Employee shall surrender a sufficient number of whole shares of such Stock or make a cash payment as necessary to cover all applicable required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse, unless alternative procedures for such payment are established by the Company. The Employee will receive a cash refund for any fraction of a surrendered share not necessary for required withholding taxes and required social security contributions. To the extent that any

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surrender of Stock or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes and social security contributions from the Employee’s compensation. The Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.
(b) Regardless of any action the Company or the Employee’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Stock and/or cash related to such Stock Units or the subsequent sale of any Stock acquired pursuant to such Stock Units and receipt of any dividend equivalent payments; and (ii) do not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of Stock Units that cannot be satisfied by the means previously described, and if the Employee does not otherwise so pay the Company or the Employer, then the Company or the Employer may withhold amounts from the Employee’s cash compensation to satisfy such withholding obligation. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items (including if the Employee’s cash compensation is not sufficient to satisfy such obligations).
7. Data Privacy Consent. The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. The Employee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. The

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Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Employee may elect to deposit any Stock acquired under the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Employee understands that he may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. The Employee understands that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Employee understands that he or she may contact the Stock Plan Administrator at the Company.
8. Plan Information. The Employee acknowledges that the Employee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the investors section of the Company’s website at http://www.loopnet.com. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Stock Plan Administrator.
9. Employee Acknowledgements. By accepting this grant of Stock Units, the Employee acknowledges and agrees that the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement the Employee acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
•	The Employee’s participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate the Employee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law
•	The Employee agrees that stock units,

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stock unit grants and resulting benefits are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer and are outside the scope of the Employee’s employment contract, if any.
•	stock units, stock unit grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law.
In the event that the Employee is not an employee of the Company, this grant of Stock Units will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company.
The Employee acknowledges that the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty.
In consideration of this grant of Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from the Employee’s Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws).
10. Miscellaneous.

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(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.
(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the Employee’s address then on file with the Company.
(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan.
(e) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Accepted by Employee:	LOOPNET, INC.

[Employee Name]	By:

Name:

Title:
RETAIN THIS AGREEMENT FOR YOUR RECORDS

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